Exhibit 99.1

February 21, 2011	Analyst Contact:	Dan Harrison
	Media Contact:	918-588-7950 Megan Washbourne 918-588-7572
ONEOK Announces Solid Fourth-quarter and
Higher Full-year 2010 Financial Results

TULSA, Okla. – Feb. 21, 2011 – ONEOK, Inc. (NYSE: OKE) today announced fourth-quarter 2010 earnings of 76 cents per diluted share, compared with 87 cents for the same period last year.   Net income attributable to ONEOK was $83.1 million in the fourth quarter 2010, compared with $93.4 million for the same period in 2009.

Full-year 2010 net income attributable to ONEOK was $334.6 million, or $3.10 per diluted share, compared with $305.5 million, or $2.87 per diluted share, for 2009.  2010 results include a $16.3 million, or 4 cents per share, gain on the sale of a 49-percent ONEOK Partners interest in Overland Pass Pipeline Company, LLC to Williams Partners L.P. that was completed in September 2010.

"All of our businesses performed well in 2010.  Our ONEOK Partners segment achieved higher results for both the quarter and the year as the result of the natural gas and natural gas liquids volume growth associated with the first full-year of operation of the $2 billion growth projects we completed in 2009," said John W. Gibson, ONEOK vice chairman, president and chief executive officer.

"Our distribution segment is benefiting from the new rate design that was implemented in Oklahoma in early 2010,” Gibson continued.  “Our energy services segment performed as expected and continues to focus on realigning its contracted natural gas transportation and storage capacity with the needs of its premium-services customers.”

ONEOK’s fourth-quarter 2010 operating income was $241.1 million, compared with $273.1 million for the fourth-quarter 2009.

Fourth-quarter financial 2010 results decreased, compared with the same period last year, as a result of lower natural gas storage, marketing and transportation margins, net of hedging, in the energy services segment; expiration of the 2009 capital-recovery mechanism in Oklahoma in the distribution segment now included in base rates; and the ONEOK Partners segment selling its bankruptcy claims with Lehman Brothers in the same period in 2009.

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ONEOK Announces Solid Fourth-quarter and Higher Full-year 2010 Financial Results
February 21, 2011

These fourth-quarter 2010 decreases were offset partially by higher premium-services margins in the energy services segment, which were lower for the full year; higher natural gas liquids (NGL) optimization margins and favorable NGL price differentials, which were lower for the full year, higher storage margins and NGL volumes in the natural gas liquids business; new performance-based rates in Oklahoma in the distribution segment; and increased natural gas volumes gathered and processed in the Williston Basin in the natural gas gathering and processing business in the ONEOK Partners segment.

Fourth-quarter 2010 operating costs were $229.5 million, compared with $235.5 million in the same period in 2009, due primarily to lower than estimated property taxes associated with the capital projects completed in 2009 in the ONEOK Partners segment.  These decreases were offset partially by higher property insurance and employee-related costs in the ONEOK Partners segment; and the recognition of previously deferred integrity-management program costs in Oklahoma in the distribution segment.

2010 operating income was $944.0 million, compared with $894.6 million for 2009.

2010 financial results increased due to higher NGL volumes, primarily from the completion of capital projects in 2009, new NGL supply connections and the gain on the sale of a 49-percent ownership interest in Overland Pass Pipeline in the ONEOK Partners segment; higher net margin in the distribution segment from new rates in Oklahoma that increased fixed fees and reduced volumetric sensitivity; and higher storage and marketing margins due to higher realized seasonal natural gas storage price differentials, net of hedging, in the energy services segment.

These 2010 increases were offset partially by lower NGL optimization margins due to limited NGL fractionation and transportation capacity available for optimization activities between the Mid-Continent and Gulf-Coast markets until September 2010 and less favorable NGL price differentials in the natural gas liquids business in the ONEOK Partners segment; lower transportation margins, net of hedging, due primarily to narrower realized Mid-Continent-to-Gulf-Coast price differentials, and lower premium-services margins, primarily associated with lower demand fees, in the energy services segment; and the expiration of the 2009 capital-recovery mechanism in Oklahoma in the distribution segment.

> View earnings tables

2010 SUMMARY AND ADDITIONAL UPDATES:

•	Full-year 2010 operating income of $944.0 million, compared with $894.6 million in 2009;
•
ONEOK Partners segment operating income of $586.3 million, which included a $16.3 million gain on the sale of a 49-percent interest in Overland Pass Pipeline Company, LLC to Williams Partners L.P., compared with $546.6 million in 2009;

•	Distribution segment operating income of $226.4 million, compared with $221.6 million in 2009;

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ONEOK Announces Solid Fourth-quarter and Higher Full-year 2010 Financial Results

February 21, 2011

•	Energy services segment operating income of $130.7 million, compared with $123.6 million in 2009;
•
ONEOK Partners announcing in 2010 and early 2011 approximately $1.8 billion to $2.1 billion in capital projects in the Bakken Shale, Cana-Woodford Shale and Granite Wash in the natural gas gathering and processing, and natural gas liquids businesses;

•	Increasing the company's dividend three times during the year, a 9 percent increase;
•
In January 2011, ONEOK Partners selling $1.3 billion of senior notes, consisting of $650 million of five-year senior notes at a coupon of 3.25 percent and $650 million of 30-year senior notes at a coupon of 6.125 percent;

•	In September 2010, ONEOK Partners receiving $423.7 million from Williams Partners L.P. to increase its ownership of Overland Pass Pipeline Company, LLC to 50 percent from 1 percent;
•	In February 2010, the ONEOK Partners segment completing a public offering of approximately 5.5 million common units, generating net proceeds of approximately $322.7 million;
•	ONEOK, on a stand-alone basis, ending the year with $127.0 million of short-term debt, $30.1 million of cash and cash equivalents and $394.1 million of natural gas in storage;
•
Distributions declared on the company’s general partner interest in ONEOK Partners of $120.3 million for 2010; distributions declared on the company’s limited partner interest in ONEOK Partners of $190.8 million for 2010;

•
ONEOK stand-alone cash flow from continuing operations, before changes in working capital, of $762.7 million for 2010, which exceeded stand-alone capital expenditures and dividends of $423.5 million by $339.2 million; and

•
ONEOK authorizing a three-year stock repurchase program to buy up to $750 million of the company’s outstanding common stock, subject to the limitation that purchases will not exceed $300 million in any one calendar year.  As of Feb. 21, 2011, no shares have been repurchased under the program.

BUSINESS-UNIT RESULTS:

ONEOK Partners

ONEOK Partners’ fourth-quarter 2010 operating income was $159.7 million, compared with $152.3 million in the same period last year.

The increases in operating income for the fourth quarter 2010 reflect a $4.9 million increase from higher NGL optimization margins due to increased NGL fractionation and transportation capacity available for optimization activities between the Mid-Continent and Gulf-Coast markets and favorable NGL price differentials, a $3.5 million increase in NGL storage margins and a $2.2 million increase in NGL volumes, primarily from the completion of capital projects in 2009 and new supply connections, in the natural gas liquids business; and a $3.6 million increase due to higher natural gas volumes gathered and processed in the Williston Basin, due primarily to the increased drilling activity in the Bakken Shale in the partnership’s natural gas gathering and processing business.

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ONEOK Announces Solid Fourth-quarter and Higher Full-year 2010 Financial Results
February 21, 2011

These fourth-quarter 2010 increases were offset partially by a $6.5 million decrease due to selling the partnership’s bankruptcy claims with Lehman Brothers in the same period in 2009, a $2.7 million decrease from lower net realized commodity prices and a $2.4 million decrease due to lower natural gas volumes processed and sold in western Oklahoma and Kansas, driven partially by natural production declines – all in the natural gas gathering and processing business.

Additional NGL fractionation capacity, which benefits optimization activities, became available on Sept. 1, 2010, when a contract at the partnership’s Mont Belvieu, Texas, fractionator expired.  Additional capacity also will become available when a 60,000 barrels per day (bpd) fractionation services agreement with Targa Resources Partners begins in the second quarter 2011.  The expansion of the Sterling I NGL distribution pipeline, expected to be completed in the second half of 2011, will enable the transportation of additional NGL purity products to the Gulf Coast market.

For 2010, operating income was $586.3 million, compared with $546.6 million in 2009.

2010 financial results reflect an increase of $51.4 million as a result of higher NGL volumes, primarily from the completion of capital projects in 2009 and new supply connections, and a $16.3 million gain on the sale of a 49-percent ownership interest in Overland Pass Pipeline Company in the natural gas liquids business; a $14.4 million increase due to higher natural gas and NGL storage margins, primarily as a result of contract renegotiations in the natural gas pipelines and natural gas liquids businesses; a $9.1 million increase from higher natural gas volumes gathered and processed in the Williston Basin, due primarily to the increased drilling activity in the Bakken Shale in the natural gas gathering and processing business; and an $8.7 million increase from increased contracted natural gas transportation capacity on the Midwestern Gas Transmission and Viking Gas Transmission pipelines in the natural gas pipelines business.

These increases were offset partially by a $34.7 million decrease from lower NGL optimization margins in the natural gas liquids business due to limited NGL fractionation and transportation capacity available for optimization activities between the Mid-Continent and Gulf-Coast markets until September 2010 and less favorable NGL price differentials; a $7.8 million decrease from lower natural gas volumes processed and sold in western Oklahoma and Kansas, a $6.5 million decrease from selling the partnership’s bankruptcy claims with Lehman Brothers in 2009, and a $6.3 million decrease as a result of lower natural gas volumes gathered in the Powder River Basin in Wyoming as a result of reduced drilling activity – all in the natural gas gathering and processing business.

Fourth-quarter 2010 operating costs were $111.4 million, compared with $116.2 million in the fourth quarter 2009.  2010 operating costs were $403.5 million, compared with $411.2 million in the same period a year earlier.   Fourth-quarter and full-year 2010 operating cost decreases were due primarily to lower than estimated property taxes associated with the capital projects completed in 2009.

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ONEOK Announces Solid Fourth-quarter and Higher Full-year 2010 Financial Results
February 21, 2011

Depreciation and amortization expense was $42.0 million in the fourth quarter 2010, compared with $42.4 million in the same period in 2009.  For 2010, depreciation and amortization expense was $173.7 million, compared with $164.1 million in 2009, due primarily to the completion of capital projects last year.

  Equity earnings from investments were $30.7 million in the fourth quarter 2010, compared with $17.3 million in the same period in 2009.  2010 equity earnings from investments were $101.9 million, compared with $72.7 million in 2009.  The fourth-quarter and full-year 2010 increases were due primarily to increased contracted capacity on Northern Border Pipeline, of which ONEOK Partners owns 50 percent.  Additionally, ONEOK Partners’ 50-percent interest in Overland Pass Pipeline is now included in equity earnings from investments, effective September 2010.

Distribution

The distribution segment reported operating income of $60.8 million in the fourth quarter 2010, compared with $81.6 million in the fourth quarter 2009.

Fourth-quarter 2010 margins decreased $17.4 million as a result of the expiration of the 2009 capital-recovery mechanism in Oklahoma recognized in the same period last year.  This decrease was offset partially by a $4.4 million increase due to new rates in Oklahoma and a $1.8 million increase in rider and surcharge recoveries in Kansas and Oklahoma.

Natural gas volumes sold by the distribution segment’s regulated operations were lower in the fourth quarter 2010, due to warmer weather in the period, compared with the same period in 2009.  This decrease was moderated by weather-normalization mechanisms.

Operating income for 2010 was $226.4 million, compared with $221.6 million in 2009.

2010 results improved due primarily to a $40.1 million increase from new rates in Oklahoma; a $6.5 million increase in rider and surcharge recoveries in Oklahoma and Kansas; a $3.7 million increase due to higher natural gas sales, primarily in the first quarter of 2010; a $3.4 million increase from capital-recovery mechanisms in Kansas; and a $2.7 million increase in transportation margins.  These increases were offset partially by a $17.4 million decrease from the expiration of the 2009 capital-recovery mechanism recognized last year in Oklahoma; and a $7.6 million decrease in retail marketing margins.

Operating costs in the fourth quarter 2010 were $111.4 million, compared with $105.2 million in the same period last year.  Operating costs were $407.8 million for 2010, compared with $390.3 million for 2009.  Fourth-quarter and full-year 2010 increases were due primarily to the recognition of previously deferred integrity-management program costs in Oklahoma.

    Depreciation and amortization expense was $34.1 million in the fourth quarter 2010, compared with $30.4 million in the same period in 2009.  For 2010, depreciation and amortization expense was $131.1 million, compared with $122.7 million in 2009.  These

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ONEOK Announces Solid Fourth-quarter and Higher Full-year 2010 Financial Results
February 21, 2011

increases were due primarily to increased regulatory amortization associated with revenue rider recoveries.

Energy Services

The energy services segment reported fourth-quarter 2010 operating income of $19.8 million, compared with $37.7 million in the same period in 2009.

Fourth-quarter results reflect a $17.2 million decrease in storage and marketing margins due to a reduction in storage withdrawals from lower contracted natural gas storage capacity, offset partially by higher realized seasonal natural gas storage price differentials, net of hedging, and a decrease in storage expense due to lower contracted natural gas storage capacity; and a $15.0 million decrease in natural gas transportation margins, net of hedging, due primarily to narrower realized Mid-Continent-to-Gulf-Coast price differentials.  These decreases were offset partially by a $7.3 million increase in premium-services margins, associated primarily with managing demand of customer-peaking requirements as a result of warmer weather in the fourth quarter 2010, compared with the same period last year.

Operating income for 2010 was $130.7 million, compared with $123.6 million in the same period in 2009.  Results include a $39.7 million increase due primarily to higher realized seasonal storage price differentials, net of hedging, and higher marketing margins and a $3.1 million increase in financial trading margins.

These increases were offset by a $21.4 million decrease in transportation margins, net of hedging, due primarily to narrower realized Mid-Continent-to-Gulf-Coast price differentials; and a $21.3 million decrease in premium-services margins, associated primarily with lower demand fees as a result of lower natural gas price volatility, compared with the same period last year.

Fourth-quarter 2010 operating costs were $7.4 million, compared with $13.7 million in the same period last year.  Operating costs for the full-year 2010 period were $28.4 million, compared with $35.5 million in 2009.  Fourth-quarter and full-year 2010 decreases were due primarily to lower legal-related costs and lower property taxes.

At Dec. 31, 2010, total natural gas in storage was 63.0 billion cubic feet (Bcf), compared with 60.5 Bcf a year earlier.  Total natural gas storage capacity under lease was 73.6 Bcf at the end of the fourth quarter 2010, compared with 82.8 Bcf in the same period in 2009.  At Feb.18, 2011, total natural gas in storage was approximately 27.1 Bcf, and natural gas storage capacity under lease was 73.6 Bcf.

At Dec. 31, 2010, total natural gas transportation capacity was 1.4 billion cubic feet per day (Bcf/d), of which 1.1 Bcf/d was contracted under long-term natural gas transportation contracts, compared with 1.7 Bcf/d of total capacity and 1.4 Bcf/d of long-term capacity at the end of 2009.   At Feb. 18, 2011, total long-term natural gas transportation capacity under lease was 1.1 Bcf/d.

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ONEOK Announces Solid Fourth-quarter and Higher Full-year 2010 Financial Results
February 21, 2011

	Three Months Ended		Years Ended
	December 31,		December 31,
(Unaudited)	2010	2009	2010	2009
	(Millions of dollars)
Marketing, storage and transportation revenues, gross	$70.3	$101.4	$342.9	$367.7
Storage and transportation costs	43.5	49.5	189.4	211.2
Marketing, storage and transportation, net	26.8	51.8	153.5	156.5
Financial trading, net	0.6	(0.4)	6.2	3.1
Net margin	$27.4	$51.5	$159.7	$159.6

EARNINGS CONFERENCE CALL AND WEBCAST:

ONEOK and ONEOK Partners management will conduct a joint conference call on Tuesday, Feb. 22, 2011, at 11 a.m. Eastern Standard Time (10 a.m. Central Standard Time).  The call will also be carried live on ONEOK’s and ONEOK Partners’ websites.

To participate in the telephone conference call, dial 866-837-9780, pass code 1506279, or log on to www.oneok.com or www.oneokpartners.com.

If you are unable to participate in the conference call or the webcast, the replay will be available on ONEOK’s website, www.oneok.com, and ONEOK Partners’ website, www.oneokpartners.com, for 30 days.  A recording will be available by phone for seven days.  The playback call may be accessed at 866-837-8032, pass code 1506279.

LINK TO EARNINGS TABLES:

http://www.oneok.com/~/media/ONEOK/EarningsTables/OKE_Q4_2010_Earnings_fkW3m92.ashx

NON-GAAP (GENERALLY ACCEPTED ACCOUNTING PRINCIPLES) FINANCIAL MEASURE

ONEOK has disclosed in this news release stand-alone cash flow, before changes in working capital, which is a non-GAAP financial measure.  Stand-alone cash flow, before changes in working capital, is used as a measure of the company’s financial performance.  Stand-alone cash flow, before changes in working capital, is defined as net income less the portion attributable to non-controlling interests, adjusted for equity in earnings and distributions received from ONEOK Partners, and ONEOK’s stand-alone depreciation and amortization, deferred income taxes, net of the change in taxes receivable, and certain other items.

The non-GAAP financial measure described above is useful to investors because the measurement is used as a measurement of financial performance of the company’s fundamental business activities.  ONEOK stand-alone cash flow, before changes in working capital, should not be considered in isolation or as a substitute for net income or any other measure of financial performance presented in accordance with GAAP.

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ONEOK Announces Solid Fourth-quarter and Higher Full-year 2010 Financial Results
February 21, 2011

This non-GAAP financial measure excludes some, but not all, items that affect net income.  Additionally, this calculation may not be comparable with similarly titled measures of other companies.  A reconciliation of stand-alone cash flow, before changes in working capital, to net income is included in the financial tables.

ONEOK, Inc. (NYSE: OKE) is a diversified energy company.  We are the general partner and own 42.8 percent of ONEOK Partners, L.P. (NYSE: OKS), one of the largest publicly traded master limited partnerships, which is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation's premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent and Rocky Mountain regions with key market centers.  ONEOK is among the largest natural gas distributors in the United States, serving more than two million customers in Oklahoma, Kansas and Texas.  Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S.  ONEOK is a FORTUNE 500 company and is included in Standard & Poor's (S&P) 500 Stock Index.

For information about ONEOK, Inc., visit the website: www.oneok.com.

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act.  The forward-looking statements relate to our anticipated financial performance, management’s plans and objectives for our future operations, our business prospects, the outcome of regulatory and legal proceedings, market conditions and other matters.  We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995.  The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this news release identified by words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “should,” “goal,” “forecast,” “guidance,” “could,” “may,” “continue,” “might,” “potential,” “scheduled,” and other words and terms of similar meaning.

One should not place undue reliance on forward-looking statements, which are applicable only as of the date of this news release.  Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements.  Those factors may affect our operations, markets, products, services and prices.  In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

•	the effects of weather and other natural phenomena, including climate change, on our operations, including energy sales and demand for our services and energy prices;
•
competition from other United States and foreign energy suppliers and transporters, as well as alternative forms of energy, including, but not limited to, solar power, wind power, geothermal energy and biofuels such as ethanol and biodiesel;

•	the status of deregulation of retail natural gas distribution;
•	the capital intensive nature of our businesses;
•	the profitability of assets or businesses acquired or constructed by us;
•	our ability to make cost-saving changes in operations;
•	risks of marketing, trading and hedging activities, including the risks of changes in energy prices or the financial condition of our counterparties;
•	the uncertainty of estimates, including accruals and costs of environmental remediation;
•	the timing and extent of changes in energy commodity prices;
•
the effects of changes in governmental policies and regulatory actions, including changes with respect to income and other taxes, environmental compliance, climate change initiatives and authorized rates of recovery of natural gas and natural gas transportation costs;

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ONEOK Announces Solid Fourth-quarter and Higher Full-year 2010 Financial Results
February 21, 2011

•
the impact on drilling and production by factors beyond our control, including the demand for natural gas and crude  oil; producers’ desire and ability to obtain necessary permits; reserve performance; and capacity constraints on the pipelines that transport crude oil, natural gas and NGLs from producing areas and our facilities;

•	changes in demand for the use of natural gas because of market conditions caused by concerns about global warming;
•
the impact of unforeseen changes in interest rates, equity markets, inflation rates, economic recession and other external factors over which we have no control, including the effect on pension and postretirement expense and funding resulting from changes in stock and bond market returns;

•
our indebtedness could make us vulnerable to general adverse economic and industry conditions, limit our ability to borrow additional funds and/or place us at competitive disadvantages compared with our competitors that have less debt, or have other adverse consequences;

•	actions by rating agencies concerning the credit ratings of ONEOK and ONEOK Partners;
•
the results of administrative proceedings and litigation, regulatory actions, rule changes and receipt of expected clearances involving the Oklahoma Corporation Commission (OCC), Kansas Corporation Commission (KCC), Texas regulatory authorities or any other local, state or federal regulatory body, including the Federal Energy Regulatory Commission (FERC), the Pipeline and Hazardous Materials Safety Administration (PHMSA) and the Environmental Protection Agency (EPA);

•	our ability to access capital at competitive rates or on terms acceptable to us;
•	risks associated with adequate supply to our gathering, processing, fractionation and pipeline facilities, including production declines that outpace new drilling;
•	the risk that material weaknesses or significant deficiencies in our internal controls over financial reporting could emerge or that minor problems could become significant;
•	the impact and outcome of pending and future litigation;
•	the ability to market pipeline capacity on favorable terms, including the effects of:
-	future demand for and prices of natural gas and NGLs;
-	competitive conditions in the overall energy market;
-	availability of supplies of Canadian and United States natural gas; and
-	availability of additional storage capacity;
•	performance of contractual obligations by our customers, service providers, contractors and shippers;
•	the timely receipt of approval by applicable governmental entities for construction and operation of our pipeline and other projects and required regulatory clearances;
•
our ability to acquire all necessary permits, consents or other approvals in a timely manner, to promptly obtain all necessary materials and supplies required for construction, and to construct gathering, processing, storage, fractionation and transportation facilities without labor or contractor problems;

•	the mechanical integrity of facilities operated;
•	demand for our services in the proximity of our facilities;
•	our ability to control operating costs;
•	adverse labor relations;
•	acts of nature, sabotage, terrorism or other similar acts that cause damage to our facilities or our suppliers’ or shippers’ facilities;
•	economic climate and growth in the geographic areas in which we do business;
•
the risk of a prolonged slowdown in growth or decline in the U.S. economy or the risk of delay in growth recovery in the United States economy, including liquidity risks in United States credit markets;

•	the impact of recently issued and future accounting updates and other changes in accounting policies;
•	the possibility of future terrorist attacks or the possibility or occurrence of an outbreak of, or changes in, hostilities or changes in the political conditions in the Middle East and elsewhere;
•	the risk of increased costs for insurance premiums, security or other items as a consequence of terrorist attacks;
•
risks associated with pending or possible acquisitions and dispositions, including our ability to finance or integrate any such acquisitions and any regulatory delay or conditions imposed by regulatory bodies in connection with any such acquisitions and dispositions;

•	the possible loss of natural gas distribution franchises or other adverse effects caused by the actions of municipalities;
•	the impact of unsold pipeline capacity being greater or less than expected;
•	the ability to recover operating costs and amounts equivalent to income taxes, costs of property, plant and equipment and regulatory assets in our state and FERC-regulated rates;
•	the composition and quality of the natural gas and NGLs we gather and process in our plants and transport on our pipelines;
•	the efficiency of our plants in processing natural gas and extracting and fractionating NGLs;

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ONEOK Announces Solid Fourth-quarter and Higher Full-year 2010 Financial Results
February 21, 2011

•	the impact of potential impairment charges;
•	the risk inherent in the use of information systems in our respective businesses, implementation of new software and hardware, and the impact on the timeliness of information for financial reporting;
•	our ability to control construction costs and completion schedules of our pipelines and other projects; and
•	the risk factors listed in the reports we have filed and may file with the Securities and Exchange Commission (SEC), which are incorporated by reference.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements.  Other factors could also have material adverse effects on our future results.  These and other risks are described in greater detail in Item 1A, Risk Factors, in the Annual Report.  All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. Other than as required under securities laws, we undertake no obligation to update publicly any forward-looking statement whether as a result of new information, subsequent events or change in circumstances, expectations or otherwise.  OKE-FE

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ONEOK Announces Solid Fourth-quarter and Higher Full-year 2010 Financial Results
February 21, 2011

ONEOK, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
	Three Months Ended		Years Ended
	December 31,		December 31,
(Unaudited)	2010	2009	2010	2009
	(Thousands of dollars, except per share amounts)

Revenues	$3,356,249	$3,729,461	$13,030,051	$11,111,651
Cost of sales and fuel	2,812,474	3,149,206	10,957,509	9,095,705
Net margin	543,775	580,255	2,072,542	2,015,946
Operating expenses
Operations and maintenance	205,969	209,854	748,612	736,125
Depreciation and amortization	76,717	73,298	307,317	288,991
General taxes	23,572	25,608	91,215	100,996
Total operating expenses	306,258	308,760	1,147,144	1,126,112
Gain on sale of assets	3,551	1,560	18,619	4,806
Operating income	241,068	273,055	944,017	894,640
Equity earnings from investments	30,698	17,258	101,880	72,722
Allowance for equity funds used during construction	270	1,107	1,018	26,868
Other income	6,624	4,055	11,590	22,609
Other expense	(5,764)	(11,154)	(11,102)	(17,492)
Interest expense	(69,451)	(76,780)	(292,239)	(300,822)
Income before income taxes	203,445	207,541	755,164	698,525
Income taxes	(55,510)	(63,544)	(213,834)	(207,321)
Net income	147,935	143,997	541,330	491,204
Less: Net income attributable to noncontrolling interests	64,861	50,552	206,698	185,753
Net income attributable to ONEOK	$83,074	$93,445	$334,632	$305,451

Earnings per share of common stock
Net earnings per share, basic	$0.78	$0.89	$3.15	$2.90
Net earnings per share, diluted	$0.76	$0.87	$3.10	$2.87

Average shares of common stock (thousands)
Basic	106,540	105,530	106,368	105,362
Diluted	108,896	107,097	107,785	106,320

Dividends declared per share of common stock	$0.48	$0.42	$1.82	$1.64

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ONEOK Announces Solid Fourth-quarter and Higher Full-year 2010 Financial Results
February 21, 2011

ONEOK, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
	December 31,	December 31,
(Unaudited)	2010	2009
Assets	(Thousands of dollars)
Current assets
Cash and cash equivalents	$31,034	$29,399
Accounts receivable, net	1,332,726	1,437,994
Gas and natural gas liquids in storage	708,933	583,127
Commodity imbalances	94,854	186,015
Energy marketing and risk management assets	61,940	113,039
Other current assets	149,558	238,890
Total current assets	2,379,045	2,588,464

Property, plant and equipment
Property, plant and equipment	9,854,485	10,145,800
Accumulated depreciation and amortization	2,541,302	2,352,142
Net property, plant and equipment	7,313,183	7,793,658

Investments and other assets
Goodwill and intangible assets	1,022,894	1,030,560
Energy marketing and risk management assets	1,921	23,125
Investments in unconsolidated affiliates	1,188,124	765,163
Other assets	594,008	626,713
Total investments and other assets	2,806,947	2,445,561
Total assets	$12,499,175	$12,827,683

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ONEOK Announces Solid Fourth-quarter and Higher Full-year 2010 Financial Results
February 21, 2011

ONEOK, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
	December 31,	December 31,
(Unaudited)	2010	2009
Liabilities and equity	(Thousands of dollars)
Current liabilities
Current maturities of long-term debt	$643,236	$268,215
Notes payable	556,855	881,870
Accounts payable	1,215,468	1,240,207
Commodity imbalances	288,494	394,971
Energy marketing and risk management liabilities	22,800	65,162
Other current liabilities	424,259	488,487
Total current liabilities	3,151,112	3,338,912

Long-term debt, excluding current maturities	3,686,542	4,334,204

Deferred credits and other liabilities
Deferred income taxes	1,171,997	1,037,665
Energy marketing and risk management liabilities	2,221	8,926
Other deferred credits	566,462	662,514
Total deferred credits and other liabilities	1,740,680	1,709,105

Commitments and contingencies

Equity
ONEOK shareholders' equity:
Common stock, $0.01 par value:
authorized 300,000,000 shares; issued 122,815,636 shares and outstanding
106,815,582 shares at December 31, 2010; issued 122,394,015 shares and
outstanding 105,906,776 shares at December 31, 2009	1,228	1,224
Paid-in capital	1,392,671	1,322,340
Accumulated other comprehensive loss	(108,802)	(118,613)
Retained earnings	1,826,800	1,685,710
Treasury stock, at cost: 16,000,054 shares at December 31, 2010 and
16,487,239 shares at December 31, 2009	(663,274)	(683,467)
Total ONEOK shareholders' equity	2,448,623	2,207,194

Noncontrolling interests in consolidated subsidiaries	1,472,218	1,238,268

Total equity	3,920,841	3,445,462
Total liabilities and equity	$12,499,175	$12,827,683

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ONEOK Announces Solid Fourth-quarter and Higher Full-year 2010 Financial Results
February 21, 2011

ONEOK, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
(Unaudited)	2010	2009
	(Thousands of dollars)
Operating Activities
Net income	$541,330	$491,204
Depreciation and amortization	307,317	288,991
Allowance for equity funds used during construction	(1,018)	(26,868)
Gain on sale of assets	(18,619)	(4,806)
Equity earnings from investments	(101,880)	(72,722)
Distributions received from unconsolidated affiliates	96,958	75,377
Deferred income taxes	142,303	198,713
Share-based compensation expense	24,372	23,148
Other	4,153	1,216
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	92,469	(181,426)
Gas and natural gas liquids in storage	(164,722)	266,674
Accounts payable	(43,883)	154,039
Commodity imbalances, net	(15,316)	77,174
Energy marketing and risk management assets and liabilities	112,827	113,540
Fair value of firm commitments	(105,084)	176,799
Pension and postretirement benefits	(68,719)	(42,040)
Other assets and liabilities	31,554	(86,319)
Cash provided by operating activities	834,042	1,452,694
Investing Activities
Contributions to unconsolidated affiliates	(1,331)	(46,461)
Distributions received from unconsolidated affiliates	17,847	34,430
Capital expenditures (less allowance for equity funds used during construction)	(582,748)	(791,245)
Proceeds from sale of assets	428,908	10,982
Other	2,968	4,500
Cash used in investing activities	(134,356)	(787,794)
Financing Activities
Borrowing (repayment) of notes payable, net	(325,015)	(518,130)
Borrowing (repayment) of notes payable with maturities over 90 days	-	(870,000)
Issuance of debt, net of discounts	-	498,325
Long-term debt financing costs	-	(4,000)
Payment of debt	(262,715)	(114,975)
Repurchase of common stock	(7)	(254)
Issuance of common stock	20,912	17,317
Issuance of common units, net of discounts	322,701	241,642
Dividends paid	(193,542)	(172,774)
Distributions to noncontrolling interests	(260,385)	(222,710)
Cash used in financing activities	(698,051)	(1,145,559)
Change in cash and cash equivalents	1,635	(480,659)
Cash and cash equivalents at beginning of period	29,399	510,058
Cash and cash equivalents at end of period	$31,034	$29,399

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ONEOK Announces Solid Fourth-quarter and Higher Full-year 2010 Financial Results
February 21, 2011

ONEOK, Inc. and Subsidiaries
INFORMATION AT A GLANCE
	Three Months Ended		Years Ended
	December 31,		December 31,
(Unaudited)	2010	2009	2010	2009
	(Millions of dollars, except as noted)
ONEOK Partners
Net margin	$309.6	$310.9	$1,144.9	$1,119.3
Operating costs	$111.4	$116.2	$403.5	$411.2
Depreciation and amortization	$42.0	$42.4	$173.7	$164.1
Operating income	$159.7	$152.3	$586.3	$546.6
Natural gas gathered (BBtu/d) (a)	1,042	1,099	1,067	1,123
Natural gas processed (BBtu/d) (a)	673	656	674	658
Natural gas transportation capacity contracted (MDth/d) (b)	5,621	5,786	5,616	5,507
Transportation capacity subscribed	87%	90%	87%	86%
Residue gas sales (BBtu/d) (a)	285	289	286	291
NGL sales (MBbl/d) (c)	499	467	457	408
NGLs fractionated (MBbl/d)	530	482	512	481
NGLs transported-gathering lines (MBbl/d)	403	414	440	372
NGLs transported-distribution lines (MBbl/d)	467	483	468	459
Capital expenditures	$149.9	$124.4	$352.7	$615.7
Conway-to-Mont Belvieu OPIS average price differential
Ethane ($/gallon)	$0.08	$0.09	$0.10	$0.11
Realized composite NGL net sales price ($/gallon) (a) (d)	$1.01	$1.01	$0.94	$0.90
Realized condensate net sales price ($/Bbl) (a) (d)	$64.34	$84.28	$63.81	$78.35
Realized residue gas net sales price ($/MMBtu) (a) (d)	$6.01	$4.00	$5.58	$3.55
Realized gross processing spread ($/MMBtu) (a)	$7.71	$7.24	$6.41	$6.63
(a) - Statistics relate to ONEOK Partners’ natural gas gathering and processing business.
(b) - Unit of measure converted from MMcf/d in 2010. Prior periods have been recast to reflect this change.
(c) - Statistics relate to ONEOK Partners' natural gas liquids business.
(d) - Presented net of the impact of hedging activities and includes equity volumes only.

Distribution
Net margin	$206.2	$217.1	$765.3	$734.0
Operating costs	$111.4	$105.2	$407.8	$390.3
Depreciation and amortization	$34.1	$30.4	$131.1	$122.7
Operating income	$60.8	$81.6	$226.4	$221.6
Capital expenditures	$69.9	$46.6	$215.6	$157.5
Natural gas volumes (Bcf)
Natural gas sales	53.5	58.5	169.7	169.7
Transportation	52.6	55.2	205.7	202.0
Natural gas margins
Net margin on natural gas sales	$172.9	$184.3	$634.9	$603.9
Transportation margin	$24.4	$24.1	$91.5	$87.6

Energy Services
Net margin	$27.4	$51.5	$159.7	$159.6
Operating costs	$7.4	$13.7	$28.4	$35.5
Depreciation and amortization	$0.2	$0.1	$0.7	$0.5
Operating income	$19.8	$37.7	$130.7	$123.6
Natural gas marketed (Bcf)	226	266	919	1,105
Natural gas gross margin ($/Mcf)	$0.12	$0.15	$0.18	$0.15
Physically settled volumes (Bcf)	460	520	1,874	2,217

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ONEOK Announces Solid Fourth-quarter and Higher Full-year 2010 Financial Results
February 21, 2011

ONEOK, Inc. and Subsidiaries
CONSOLIDATING INCOME STATEMENT

	Three Months Ended December 31, 2010
		ONEOK	Consolidating
(Unaudited)	ONEOK	Partners	Entries	Consolidated
	(Millions of dollars)
Operating income
ONEOK Partners	$-	$160	$-	$160
Distribution	61	-	-	61
Energy Services	20	-	-	20
Other	-	-	-	-
Operating income	81	160	-	241
Equity in earnings of ONEOK Partners	77	-	(77)	-
Other income (expense)	(1)	33	-	32
Interest expense	(21)	(48)	-	(69)
Income taxes	(53)	(3)	-	(56)
Net income	83	142	(77)	148
Less: Net income attributable to noncontrolling interests	-	-	65	65
Net income attributable to ONEOK	$83	$142	$(142)	$83

	Year Ended December 31, 2010
		ONEOK	Consolidating
(Unaudited)	ONEOK	Partners	Entries	Consolidated
	(Millions of dollars)
Operating income
ONEOK Partners	$-	$586	$-	$586
Distribution	226	-	-	226
Energy Services	131	-	-	131
Other	1	-	-	1
Operating income	358	586	-	944
Equity in earnings of ONEOK Partners	267	-	(267)	-
Other income (expense)	(3)	106	-	103
Interest expense	(88)	(204)	-	(292)
Income taxes	(199)	(15)	-	(214)
Net income	335	473	(267)	541
Less: Net income attributable to noncontrolling interests	-	-	206	206
Net income attributable to ONEOK	$335	$473	$(473)	$335

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ONEOK Announces Solid Fourth-quarter and Higher Full-year 2010 Financial Results
February 21, 2011

ONEOK, Inc. and Subsidiaries
CONSOLIDATING INCOME STATEMENT

	Three Months Ended December 31, 2009
		ONEOK	Consolidating
(Unaudited)	ONEOK	Partners	Entries	Consolidated
	(Millions of dollars)
Operating income
ONEOK Partners	$-	$152	$-	$152
Distribution	82	-	-	82
Energy Services	38	-	-	38
Other	1	-	-	1
Operating income	121	152	-	273
Equity in earnings of ONEOK Partners	65	-	(65)	-
Other income (expense)	(8)	20	-	12
Interest expense	(23)	(54)	-	(77)
Income taxes	(62)	(2)	-	(64)
Net income	93	116	(65)	144
Less: Net income attributable to noncontrolling interests	-	-	51	51
Net income attributable to ONEOK	$93	$116	$(116)	$93

	Year Ended December 31, 2009
		ONEOK	Consolidating
(Unaudited)	ONEOK	Partners	Entries	Consolidated
	(Millions of dollars)
Operating income
ONEOK Partners	$-	$547	$-	$547
Distribution	222	-	-	222
Energy Services	124	-	-	124
Other	2	-	-	2
Operating income	348	547	-	895
Equity in earnings of ONEOK Partners	249	-	(249)	-
Other income (expense)	(3)	107	-	104
Interest expense	(95)	(206)	-	(301)
Income taxes	(194)	(13)	-	(207)
Net income	305	435	(249)	491
Less: Net income attributable to noncontrolling interests	-	-	186	186
Net income attributable to ONEOK	$305	$435	$(435)	$305

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ONEOK Announces Solid Fourth-quarter and Higher Full-year 2010 Financial Results
February 21, 2011

ONEOK, Inc. and Subsidiaries
REGULATION G GAAP RECONCILIATION
ONEOK, Inc. Stand-Alone Cash Flow, Before Changes in Working Capital

Year Ended
(Unaudited)	December 31, 2010
(Millions of dollars)
Net income	$541.3
Net income attributable to noncontrolling interests	(206.7)
Equity in earnings of ONEOK Partners	(266.6)
Distributions received from ONEOK Partners	303.8
Depreciation and amortization	133.6
Deferred income taxes, net of taxes receivable	229.1
Other	28.2
Cash flow, before changes in working capital	$762.7